EXHIBIT 10.535

LANDLORD’S  AGREEMENT

THIS LANDLORD’S AGREEMENT (this “Agreement”) is made and entered into this 15th day of November, 2007 by and among INLAND 2905 & 2907 BUTTERFIELD ROAD, L.L.C., a Delaware limited liability company (“Landlord”) and INLAND WESTERN RETAIL REAL ESTATE TRUST, INC., a Maryland corporation (“Subtenant”).

R E C I T A L S

Landlord is the owner in fee of that certain real property located at 2905 and 2907 Butterfield Road, Oak Brook, Illinois (the “Property”). By lease agreement dated May 12, 2005 (the “Prime Lease”) by and between Landlord and Inland Real Estate Investment Corporation, a Delaware corporation (“Tenant”), Landlord leased the Property to Tenant, and Tenant leased the Property from Landlord.

Tenant and Subtenant have entered into a sublease (the “Sublease”) on ______ ___, 2007 for that portion of the Property commonly known as Suites 120, 200 and 300 of the 2907  Butterfield Road Building and consisting of 36,740 rentable square feet (the “Premises”).

Landlord and Subtenant desire, pursuant to the provisions set forth in this Agreement, to ensure that Subtenant retains possession of the Premises for the entire term of the Sublease pursuant to the terms of the Sublease.

NOW, THEREFORE, for good, lawful and valuable consideration, including the mutual undertakings of the parties hereto, the receipt and sufficiency of which are acknowledged by each of the parties hereto, it is covenanted and agreed as follows:

1.

Landlord’s Acknowledgment of the Sublease.  Landlord hereby acknowledges and agrees that Subtenant is a Permitted Transferee as defined in Section 20.1 of the Prime Lease and that the subletting of the Premises by Tenant to Subtenant is in compliance with the Prime Lease.

2.

 Non-Disturbance.  Landlord shall not, in the exercise of any of the right arising or which may arise out of the Prime Lease or of any instrument modifying or amending the same or entered into in substitution or replacement thereof, disturb or deprive Subtenant in, or of, its possession or its right to possession of the Premises or of any right or privilege granted to or inuring to the benefit of Subtenant under the Sublease, provided the Sublease is then in full force and effect and Subtenant is not in default under the Sublease, and provided that any such right or privilege under the Sublease is no greater or different than any right or privilege provided to Tenant under the Prime Lease.

3.

Recognition and Attornment.  In the event of the termination of the Prime Lease by exercise of any remedy provided for therein, including re-entry, notice, surrender, summary proceedings or other action or proceeding or otherwise, or, in the event the Prime Lease shall terminate or expire for any reason before any of the dates provided in the Sublease for the termination of the initial or renewal terms of the Sublease, and if the Sublease shall, immediately prior to such surrender, termination or expiration, be in full force and effect and Subtenant shall not be in default under the Sublease, then, and in any of said events, Subtenant shall not be made a party in any action or proceeding to remove or evict the Tenant nor shall the Subtenant be evicted or removed or its possession or right of possession be disturbed or in anyway interfered with.  In such event: (a) the Sublease shall continue in full force and effect as a direct lease from Landlord to Subtenant under the terms and provisions of the Sublease for the balance of the term thereof remaining, including any extensions therein provided; (b) Landlord shall continue to recognize the estate and rights of Subtenant created under the

Sublease; and (c) the terms of the Sublease, and Subtenant’s sub-leasehold estate in the Premises shall not then or thereafter be terminated, disturbed or adversely affected, except in accordance with the terms and provisions of the Sublease.  Subtenant shall and hereby agrees to attorn to Landlord under such circumstances.

4.

Notice.  All notices which may or are required to be sent under this Agreement shall be in writing and shall be deemed to have been given (i) when hand delivered, (ii) if by nationally recognized overnight delivery service (which provides a receipt of delivery), postage prepaid, or the next business day following deposit of such notice with such carrier, or (iii) when sent by telecopier (with a copy by either the method described in clause (i) or (ii) of this paragraph, to the addresses first above set forth with required copies to the following:

Subtenant:

2907 Butterfield Road

Oak Brook, Illinois 60523

Attn:  Michael O. Hanlon

With a copy to:  Duane Morris LLP

227 West Monroe, Suite 3400

Chicago, Illinois 60606

Attn:  David Kaufman, Esq.

Landlord:

2901 Butterfield Road

Oak Brook, Illinois 60523

Attn:  Paul Wheeler

With a copy to:  Robert H. Baum

c/o The Inland Real Estate Group, Inc.

2901 Butterfield Road

Oak Brook, Illinois 60523

5.

Modifications.  No modification, amendment, waiver or release of any provision of this Agreement or of any right, obligation, claim or cause of action arising thereunder shall be valid or binding for any purpose whatsoever unless in writing and duly executed by the party against whom the same is sought to be asserted.

6.

Successors.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, assigns and sublessees and any subsequent owner of the Property.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LANDLORD:

INLAND 2905 & 2907 BUTTERFIELD ROAD, L.L.C., a Delaware limited liability company

By:

Name:

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Title:

SUBTENANT:

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC., a Maryland corporation

By:

Name:

Title: ________________________________

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